UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TAKUNG ART CO., LTD
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

EXPLANATORY NOTE

Takung Art Co., Ltd. (the “Company”, “we”, or “us”) is furnishing this Supplement (this “Supplement”) to amend and supplement the definitive proxy statement (the “Proxy Statement”) filed by Company with the Securities and Exchange Commission on November 18, 2022, as supplemented on December 2, 2022 and December 9, 2022, with respect to its 2022 annual meeting of stockholders (the “Annual Meeting” or “Meeting”) in order to (i) postpone the Annual Meeting originally scheduled to be held at 10:00 p.m. Beijing Time on December 20, 2022 to 10:00 p.m. Beijing Time on December 27, 2022; and (ii) to replace the Agreement and Plan of Merger dated November 1, 2022 by and between the Company and NFT Limited set forth in Annex A of the Proxy Statement with an Amended and Restated Agreement and Plan of Merger by and between the Company and NFT Limited dated December 15, 2022 to update the effective time of the merger to December 30, 2022, or such other time that the parties shall have agreed upon.

TAKUNG ART CO., LTD

OFFICE Q 11TH FLOOR, KINGS WING PLAZA 2

NO. 1 KWAN STREET, SHA TIN, NEW TERRITORIES, HONG KONG

SUPPLEMENT TO NOTICE OF ANNUAL MEETING

December 19, 2022

Dear Stockholders:

We would like to inform you of the following updates in regards to Takung Art Co., Ltd.’s (the “Company”, “we” or “us”) 2022 annual meeting of stockholders (the “Annual Meeting” or the “Meeting”).

Postponement of the Annual Meeting

The Annual Meeting of the Company originally scheduled to be held on Tuesday, December 20, 2022 at 10:00 p.m. Beijing Time, will now be held on Tuesday, December 27, 2022 at 10:00 p.m. Beijing Time, at our corporate headquarters, located at Office Q 11th Floor, Kings Wing Plaza 2, No. 1 Kwan Street, Sha Tin, New Territories, Hong Kong.

Amendment and Restatement of the Agreement and Plan of Merger

The Agreement and Plan of Merger dated November 1, 2022 (the “Merger Agreement”) by and between the Company and NFT Limited, attached as Annex A in the Company’s Proxy Statement, was amended and restated on December 15, 2022 to update the effective time of the merger to December 30, 2022, or such other time that the parties shall have agreed upon (the “A&R Merger Agreement”). The A&R Merger Agreement is attached as Annex A to this Supplemental Notice of Annual Meeting.

In all other respects the Notice of Annual Meeting of Stockholders dated November 18, 2022, as supplemented on December 2, 2022 and December 9, 2022, remains unchanged.

Please read this Supplemental Notice of Annual Meeting in conjunction with the Notice of Annual Meeting of Stockholders and Proxy Statement filed with the Securities and Exchange Commission on November 18, 2022, as supplemented on December 2, 2022 and December 9, 2022. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the enclosed proxy card, rather than the proxy card previously mailed to you, in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet). Submission of the enclosed proxy card will replace any previously submitted proxy card in connection with the annual meeting.

Sincerely,

/s/ Kuangtao Wang
Kuangtao Wang Co-Chief Executive Officer
December 19, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Annual Stockholder Meeting to Be Held at 10:00 p.m. on December 27, 2022 (Beijing Time)

The Notice of Annual Meeting to Stockholders, Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2021 and this Supplement to Notice of Annual Meeting, are available at www.proxyvote.com.

Except as specifically updated by the information contained in this Supplement, all information set forth in the original Proxy Statement, as supplemented on December 2, 2022 and December 9, 2022, remains accurate and should be considered in voting your shares. This Supplement does not provide all of the information that is important to your decision in voting at the 2022 Annual Meeting. This Supplement should be read in conjunction with the original Proxy Statement, as supplemented on December 2, 2022 and December 9, 2022.

Annex A

Amended and Restated Agreement and Plan of Merger

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 15, 2022 is entered into between Takung Art Co., Ltd., a Delaware corporation, the registered office of which is at Office Q 11th Floor, Kings Wing Plaza 2, No. 1 Kwan Street, Sha Tin, New Territories, Hong Kong (“TKAT”) and NFT Limited, an exempted company incorporated under the laws of the Cayman Islands, the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and a wholly owned subsidiary of TKAT (“NFT”). TKAT and NFT are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

WHEREAS, TKAT and NFT entered into a certain Agreement and Plan of Merger on November 1, 2022 (the “Original Agreement”) pursuant to which TKAT shall be merged with and into NFT;

WHEREAS, the Constituent Entities desire to make certain amendments to the Original Agreement and restate the Agreement as follows:

WHEREAS, NFT was formed in the Cayman Islands on September 30, 2022 and is as a wholly-owned subsidiary of TKAT; and

WHEREAS, the board of directors of each of TKAT and NFT deems it advisable and in the best interests of TKAT and NFT, respectively, upon the terms and subject to the conditions herein stated, that TKAT be merged with and into NFT and that NFT be the surviving company (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the State of Delaware which permit such merger, as follows:

ARTICLE I
MERGER; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), TKAT shall be merged with and into NFT, whereupon the separate existence of TKAT shall cease and NFT shall continue as the surviving entity (the “Surviving Company”).

1.2 The registered office of NFT is c/o Conyers Trust Company (Cayman) Limited, Cricket Square, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

1.3 The registered office of TKAT is Office Q 11th Floor, Kings Wing Plaza 2, No. 1 Kwan Street, Sha Tin, New Territories, Hong Kong.

1.4 Effective Time. The Merger shall become effective on 4:30 pm EST, December 30, 2022 or such other time that the parties hereto shall have agreed upon and designated in a certificate of ownership and merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and the filing of certificate of merger with the Secretary of State of the State of Delaware, being not later than 90 days after the time and date that this Agreement is registered with the Cayman Islands Registrar of Companies (the “Effective Time”).

1.5 TKAT has, immediately prior to the Effective Time, an authorized share capital of US$1,000,000 divided into 1,000,000,000 shares of common stock having a par value of US$0.001 each with one vote per share of which 34,991,886 shares have been issued and are outstanding.

1.6 NFT has, immediately prior to the Effective Time, an authorized share capital of US$50,000 divided into 450,000,000 Class A Ordinary shares having a par value of US$0.0001 each with one vote per share of which 1,000 shares have been issued and are outstanding, and 50,000,000 Class B Ordinary shares having a par value of US$0.0001 each with twenty votes per share of which zero (0) shares have been issued and are outstanding.

Annex A-1

ARTICLE II
SURVIVING CORPORATION

2.1 Surviving Company. The name of the Surviving Company shall be “NFT Limited” a Cayman Islands exempted company the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (sometimes hereinafter referred to as the “Surviving Company”).

ARTICLE III
TERMS AND CONDITIONS OF THE MERGER

3.1 Memorandum of Association. The Memorandum of Association and Articles of Association of NFT in effect immediately prior to the Effective Time shall be the Memorandum of Association and Articles of Association of the Surviving Company after the merger.

3.2 Directors.

(a) There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Entity consequent upon the Merger.

(b) At the Effective Time the directors of NFT immediately prior to the Merger shall continue to be the directors of the Surviving Company, and all such directors shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the memorandum and articles of association of NFT or until their earlier death, resignation or removal. Consequently, the names and addresses of the directors of NFT, as the Surviving Company are and shall be:

(a) Kuangtao Wang

9 North West Fourth Ring Road
Yingu Mansion, Suite 1708
Haidian District, Beijing
People’s Republic of China

(b) Ronggang (Jonathan) Zhang

Room 1708, Yingu Plz, #9
Of N. Ring Rd W
Haidian District, Beijing
People’s Republic of China F4 100080

(c) Doug Buerger

9 North West Fourth Ring Road
Yingu Mansion, Suite 1708
Haidian District, Beijing
People’s Republic of China

(d) Guisuo Lu

9 North West Fourth Ring Road
Yingu Mansion, Suite 1708
Haidian District, Beijing
People’s Republic of China

3.3 Officers. At the Effective Time the officers of NFT immediately prior to the Merger shall continue to be the officers of the Surviving Company, and all such officers shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the Memorandum and Articles of Association of NFT or until their earlier death, resignation or removal.

3.4 Submission to Stockholder/Shareholder Vote. This Agreement shall be submitted to a vote of the stockholders/shareholders (as the case may be) of the Constituent Entities, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Plan of Merger of the Constituent Entities, upon the approval or adoption thereof by such stockholders/shareholders in accordance with the requirements of the laws of the State of Delaware and Cayman Islands, respectively.

Annex A-2

3.5 Filing of Certificate of Merger in the State of Delaware. As soon as practicable after the requisite stockholder approvals referenced in Section 3.4 hereof, TKAT shall execute and deliver the certificate of merger for filing and recording with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, as amended.

3.6 Registration of the Plan of Merger in the Cayman Islands. As soon as practicable after the requisite shareholder approvals referenced in Section 3.4 hereof, and forthwith after the consummation of the transactions contemplated by this Agreement, NFT will cause this Agreement as the Plan of Merger to be registered with the Cayman Islands Registrar of Companies in accordance with the Cayman Islands Companies Act (As Revised) (the
“Companies Act”).

3.7 There are no secured creditors of each of the Constituent Entities.

3.9 This Agreement has been approved by the board of directors of each of the Constituent Entity pursuant to section 233(3) of the Companies Act.

3.10 This Agreement has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Companies Act.

ARTICLE IV
EFFECT OF MERGER

4.1 Effect of Merger on Constituent Entities. The Merger shall have the effect set forth in Section 236 of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, TKAT shall merge with and into NFT, with NFT being the Surviving Company, and the existence of TKAT shall cease except to the extent provided by the laws of the State of Delaware. All the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Entities, shall immediately vest in NFT, without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger. NFT shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Entities and any existing claim, action or proceeding pending by or against either of the Constituent Entities may be prosecuted to judgment as if the Merger had not occurred, or the Surviving Company may be substituted in such claim, action or proceeding, and neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by the Merger.

4.2 Effect of Merger on Share Capital. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or their stockholders/shareholders (as the case may be):

(a) each share of the common stock of nominal or par value of US$0.001 each of TKAT issued and outstanding immediately prior thereto shall be converted into one fully paid and non-assessable class A ordinary share of nominal or par value of US$0.0001 each in the share capital of the Surviving Company with the same rights, powers and privileges as the shares of the common stock of TKAT so converted, and all shares of such common stock of TKAT shall be cancelled and retired and shall cease to exist;

(b) all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of TKAT (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by the Surviving Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of class A ordinary shares of the Surviving Company as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and the Surviving Company shall take all steps to ensure that a sufficient number of class A ordinary shares is reserved for the exercise of such Company Stock Options; and

Annex A-3

(c) immediately upon the Effective Time, the 1,000 class A ordinary shares of the Surviving Company issued and outstanding and registered in the name of TKAT shall be surrendered by TKAT upon which TKAT shall cease to be entitled to any rights in respect of such share and shall be removed from the register of members of NFT with respect to such share and the surrendered share shall be cancelled.

4.3 Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of the common stock of TKAT and options, warrants or other securities of TKAT, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective ordinary shares of the Surviving Company and options, warrants or other securities of the Surviving Company, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Company or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of the common stock of TKAT and options, warrants or other securities of the Surviving Company, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of TKAT common stock entitled to vote thereon at the record date for such actions as set by the board of directors of TKAT.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country, that prohibits the consummation of the Merger.

5.3 Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by NFT in connection with the offer and issuance of the NFT class A ordinary shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

5.4 NYSE MKT Listing. The Surviving Company ordinary shares to be issued pursuant to the Merger shall have been authorized for listing on NYSE MKT, subject to official notice of issuance and satisfaction of other standard conditions.

5.5 Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Section 1.4, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of TKAT, NFT or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

5.6 Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

ARTICLE VI
MISCELLANEOUS AND GENERAL

6.1 Further Assurances. From time to time, as and when required by NFT or by its successors or assigns, there shall be executed and delivered on behalf of TKAT such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in NFT, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of TKAT, and otherwise to carry out the purposes of this Agreement. The officers and directors of NFT are fully authorized in the name of and on behalf of TKAT, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing. Further, as soon as practicable after the Effective Time TKAT shall, and (to the extent that it is within its powers to do so), deliver or procure that any other person shall deliver without delay to NFT at its registered office, all records, correspondence, documents, files, memoranda and other papers relating to TKAT required to be kept in the Cayman Islands.

Annex A-4

6.2 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of TKAT, if the board of directors of TKAT determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of TKAT and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either TKAT or NFT, or any of their respective stockholders/shareholders, directors or officers.

6.3 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the board of directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the stockholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the stockholders shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (b) alter or change any provision of the Memorandum and Articles of Association of NFT to be effected by the Merger, or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.4 Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10 Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

Annex A-5

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TAKUNG ART CO., LTD.
a Delaware corporation

By:	/s/ Kuangtao Wang
	Name:	Kuangtao Wang
	Title:	Chief Executive Officer

NFT Limited
a Cayman Islands exempt company

By:	/s/ Kuangtao Wang
	Name:	Kuangtao Wang
	Title:	Sole Director

Annex A-6